INDEPENDENT AUDITORS' CONSENT                                      Exhibit 23.1

We consent to the incorporation by reference in this Registration Statement of The AES Corporation on Form S-3 of our report dated February 3, 2000 (February 22, 2000, as to the last paragraph of Note 2), appearing in the Annual Report on Form 10-K of The AES Corporation for the year ended December 31, 1999, and our report dated February 11, 2000, relating to the consolidated balance sheet of AES Drax Ltd. as of November 30, 1999, appearing in the Current Report on Form 8-K/A of The AES Corporation dated February 11, 2000, and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

Deloitte & Touche LLP
McLean, Virginia
November 27, 2000